UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2017

Equity One, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-13499	52-1794271
(Commission File Number)	(I.R.S. Employer Identification No.)

410 Park Avenue, Suite 1220 New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code.)

(212) 796-1760

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On February 24, 2017, Equity One, Inc., a Maryland corporation (“Equity One”), held a special meeting of its stockholders (the “Special Meeting”) to vote on the proposals identified in the definitive joint proxy statement/prospectus, dated January 24, 2017, which was first mailed to Equity One stockholders on or about January 24, 2017.

As of the close of business on January 23, 2017, the record date for the Special Meeting, there were 145,190,182 shares of Equity One common stock issued and outstanding and entitled to vote at the Special Meeting. Stockholders entitled to cast 89.35% of all the votes entitled to be cast at the Special Meeting were present in person or represented by proxy at the Special Meeting. A summary of the voting results for the following proposals, each of which is described in detail in the definitive joint proxy statement/prospectus, is set forth below:

1.	Proposal to approve the agreement and plan of merger, dated as of November 14, 2016, by and between Equity One and Regency Centers Corporation and the merger of Equity One with and into Regency Centers Corporation, with Regency Centers Corporation continuing as the surviving corporation. The results of the vote were as follows:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
128,997,997	77,834	646,328	0

2.	Proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of Equity One in connection with the merger. The results of the vote were as follows:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
80,337,847	48,817,545	566,767	0

3.	Proposal to approve the adjournment of the Equity One special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Equity One merger proposal, if there are insufficient votes at the time of such adjournment to approve such proposal. The results of the vote were as follows:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
124,775,109	4,422,992	524,058	0

Adjournment of the Special Meeting was not necessary or appropriate because there were sufficient votes at the time of the Special Meeting to adopt the agreement and plan of merger. No other business properly came before the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2017	Equity One, Inc.

	By:	/s/ Aaron Kitlowski
Aaron Kitlowski
Vice President, General Counsel and Secretary